EXHIBIT 21.1

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

DECEMBER 31, 2006

The following represents the Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries’ (the “Company”) and the Lightstone Value Plus REIT, L.P.’s (the “Operating Partnership”) operating subsidiaries, the Company and the Operating Partnership have a majority interest or control: LVP Michigan Multifamily Portfolio LLC, LVP Oakview Strip Center LLC, LVP St. Augustine Outlets LLC, Carriage Hill MI LLC, Carriage Park MI LLC, Macomb Manor MI LLC, and Scotsdale MI LLC, all of which are Delaware limited liability companies and 100% owned.